[LOGO OF EQUIFAX APPEARS HERE]

                             1600 Peachtree Street, N.W., Atlanta, Georgia 30309
--------------------------------------------------------------------------------
                                                NEWS RELEASE

FOR IMMEDIATE RELEASE                           Contact: Dave Mooney
                                                         PR Director
                                                         404-885-8117
                                                         dave.mooney@equifax.com

                           EQUIFAX ACQUIRES INTEREST
                       IN MAJOR BRAZILIAN CARD PROCESSOR

               COMPANY FURTHER EXPANDS LATIN AMERICAN BUSINESS;
              SECOND MAJOR ACQUISITION IN BRAZIL IN RECENT WEEKS

        ATLANTA AND SAO PAULO, SEPTEMBER 9, 1998--Equifax today announced it has obtained major interests in Brazil's leading bankcard and private label card processor and a top related information technology company.

        Equifax is acquiring 59% ownership and control in UNNISA
(Unnisa--Solucoes em Meios de Pagamento Ltda.), a major provider of full service bankcard and private label card processing, and an effective 34% economic ownership interest in PROCEDA (Proceda Tecnologia e Informatica S.A.), Brazil's second largest information technology outsourcer and provider of processing services to UNNISA, major financial institutions and manufacturing clients.

        This acquisition represents Equifax's first card processing venture in Latin America and its third international card processing venture in 12 months. It strategically positions Equifax to play a leading role in both card processing and information technology in the robust Brazilian market. Combined with the August purchase of Seguranca ao Credito e Informacoes (SCI), Brazil's leading commercial financial information company and major consumer information supplier, Equifax's total investment in Brazil now exceeds $350 million.

        Equifax's new partners in UNNISA and PROCEDA include subsidiaries of the major conglomerates Andrade Guiterrez S.A. of Brazil and Socma Group of Argentina. Combined, UNNISA and PROCEDA have more than 1,600 employees and revenues of US$121.7 million for

                                    -more-

EFX/UNNISA/PROCEDA 2-2-2


the 12 months ended June 30, 1998. Equifax will begin consolidating UNNISA's financial statements as a result of its 59% ownership interest. UNNISA's latest 12-month revenues are US$66 million.

        "UNNISA's and PROCEDA's product and service offerings will further enable Equifax and its partners to change the shape of global commerce. This exciting acquisition represents the latest in a series of key global investments by Equifax in Latin America, Europe and India," said Thomas F. Chapman, Equifax president and CEO. "Equifax's leading edge Card Services business currently
                                                                  ---------
processes for more than 6,000 financial institutions, and will bring its expertise to Brazilian card issuers. We look forward to working closely with our new partners to penetrate further the high-growth Brazilian and Latin American markets."

        Celso Quintella, director of Andrade Gutierrez Telecommunicacoes Ltda. (AG Telecom) said: "We are enthusiastic about the opportunities UNNISA and PROCEDA can now tackle. The combined competencies of their shareholders position both companies in a unique way in a marketplace that will continue to experience spectacular expansion. Substantial investments being made in the recently privatized telecommunications industry will continue to fuel growth in the card issuing industry as well as in the automation of point of sale.

        "We are certainly fortunate to partner with Equifax to expand our market share among Brazil's 46 million cards, with a projected annual growth rate of 25% in each of the next three years. As Brazil's market expands, so does that of the Mercosur--a dynamic trade region with a huge consumer base."

        Orlando Salvestrini, president and CEO of Mercosur Technology & Communications (Socma), which has a significant active portfolio of investments in information technology and communications in the Mercosur, said: "MTC has attained, through this new association with Equifax, a privileged and strategically competitive position in the entire Mercosur area, serviced from UNNISA's and PROCEDA's Sao Paulo processing hub. The financial services market is booming in Brazil and Argentina, and we are ready to take it."

        The Mercosur is the free-trade bloc made up of Brazil, Argentina, Paraguay and Uruguay.

        "PROCEDA is the provider of all data processing services related to UNNISA's 2.5 million credit and debit cards in Brazil," said Lee A. Kennedy, president of Equifax's global Payment Services. "Equifax's investment will enable UNNISA and PROCEDA to provide an expanding array of card processing and IT solutions to their client banks and merchants in the strong and rapidly expanding Brazilian market."

                                    -more-

EFX/UNNISA/PROCEDA 3-3-3


        Equifax believes that this long-term strategic acquisition will generate significant revenue and earnings growth and increase shareholder value. In the near term, this acquisition is expected to modestly dilute 1998 earnings by about $0.02 per share and 1999 earnings by about $0.04 per share. The acquisition is expected to have a positive impact on EPS after 1999.

        With the UNNISA, PROCEDA and SCI Brazilian acquisitions, Equifax now operates in 18 countries worldwide with sales in more than 40 countries. In Latin America, the company's significant operations now include those in Argentina, Brazil, Chile, Colombia, El Salvador, Mexico and Peru.

        EQUIFAX (NYSE-EFX) is a worldwide leader in shaping global commerce by bringing buyers and sellers together through its information, transaction processing, consulting and knowledge-based businesses. Equifax serves the banking, financial, retail, credit card, telecommunications/utilities, transportation and healthcare industries and government. Founded in 1899, Atlanta-based Equifax today has more than 14,000 employees in 18 countries and sales in more than 40 countries. Revenues for the 12 months ended June 30, 1998, were nearly $1.5 billion. For more Equifax information, visit the company's website at http://www.equifax.com.
           ----------------------

                                     # # #

        Statements in this press release that relate to future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include worldwide and U.S. economic conditions, changes in demand for the company's products and services, risks associated with the integration of acquisitions and other investments, and other factors discussed in the "forward-looking information" section in the management's discussion and analysis included in the company's annual report on Form 10-K for the year ended December 31, 1997.